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                                  EXHIBIT 3.1


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                  PHAMIS, INC.


     Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, Phamis, Inc., a Washington corporation, hereby restates its Articles of Incorporation as now and heretofore amended:

                                ARTICLE 1.  NAME

     The name of this corporation is Phamis, Inc.

                        ARTICLE 2.  PURPOSES AND POWERS

     The purpose of this corporation is to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.

     This corporation shall have the authority to engage in any and all such activities as are incidental or conductive to the attainment of the powers of this corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to this corporation.

                    ARTICLE 3.  REGISTERED OFFICE AND AGENT

     The address of the registered office of this corporation is 1111 Third Avenue, Suite 3400, Seattle, Washington 98101 and the name of its registered agent is Joseph P. Whitford.

                               ARTICLE 4.  SHARES

     The aggregate number of shares which the corporation has authority to issue is 29,000,000 shares, the par value of each of which shares is $0.0025 consisting of 25,000,000 shares of common stock and 4,000,000 shares of preferred stock. Within the limitations established by law, the Board of Directors is authorized to fix or alter the dividend rights, dividend rates, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preference, conversion rights, voting rights and other rights of any wholly unissued shares of preferred stock, and fix and amend the number of shares constituting any issued or unissued series and the designation thereof, or any of the foregoing. Dividends may be paid to the holders of common stock in theretofore unissued shares of authorized common stock or any authorized series of preferred stock.

                         ARTICLE 5.  PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 6.  CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                             ARTICLE 7.  DURATION

     The period of this corporation's duration shall be perpetual.
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                             ARTICLE 8.  DIRECTORS

          The directors shall be divided into three classes, designated Class I, Class II and Class III. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At any annual meeting of shareholders held during or after 1995, successors to the class of directors whose term expires at that annual meeting shall be elected to serve until the third ensuing annual meeting of shareholders. If the number of directors is changed in the manner provided by the Bylaws, any increase or decrease shall be apportioned among the classes so the number of directors in each class is as nearly equal as possible, and any additional director of any class elected or appointed to fill a vacancy resulting from an increase in such class shall hold office until the next shareholders' meeting at which directors are elected. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A director may be removed only for cause; such removal shall be by the holders of not less than two-thirds of the holders of the shares entitled to elect the director or directors whose removal is sought in the manner provided by the Bylaws.

                              ARTICLE 9.  BYLAWS

          The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, at a duly called meeting or by written consent. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation upon the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon.

             ARTICLE 10.  AMENDMENTS TO ARTICLES OF INCORPORATION

          This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon, the provisions of these articles of incorporation relating to the following matters, and the rights of the shareholders of this corporation are granted subject to this reservation: Article 6 -Cumulative Voting; Article 8 - Directors; Article 9 - Bylaws; Article 10 - Amendments to Articles of Incorporation; Article 12 - Special Shareholders' Meetings; and Article 13 - Special Voting Requirements.

                     ARTICLE 11.  LIMITATIONS ON LIABILITY

          A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

                  ARTICLE 12.  SPECIAL SHAREHOLDERS' MEETINGS

          Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Washington Business Corporation Act, may not be called by shareholders and may only be called by the Chairman of the Board, the President, or by the Board of Directors.

                    ARTICLE 13.  SPECIAL VOTING REQUIREMENTS

          In addition to any affirmative vote required by law, by these Restated Articles of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 13.

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     Section 13.1.    Definitions.  For the purposes of this Article:
                      -----------

              13.1.1 "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation's assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

              13.1.2 "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on December 1, 1994 or who is elected to the Board of Directors after December 1, 1994 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

              13.1.3 "Subsidiary" means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by this corporation.

     Section 13.2.    Vote Required for Business Combinations.
                      ---------------------------------------

              13.2.1. Supermajority Vote.  Except as provided in subsections
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13.2.2 and 13.2.3 hereof, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

              13.2.2. Majority Vote.  Notwithstanding subsection 13.2.1
                      -------------
hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this
Article 13, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

              13.2.3. No Shareholder Vote.  Notwithstanding subsection 13.2.1
                      -------------------
or 13.2.2 hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is not otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Article 13, then no vote of the shareholders of this corporation shall be required for approval of such Business Combination.

    EXECUTED this 26th day of October, 1994.


                                          PHAMIS, INC.



                                          By:  /s/ Frank Sample
                                               ---------------------------------
                                               Frank Sample, President

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